Exhibit 1

JOINT FILING AGREEMENT

February 14, 2019

Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that CVC Limited ("CVC") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of Universal Biosensors, Inc. purchased, owned or sold from time to time by the undersigned.

CVC is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

CVC LIMITED
By:	/s/ John Hunter
Name:	John Hunter
Title:	Company Secretary

ALEXANDER BEARD By: /s/ Alexander Beard
JOHN READ By: /s/ John Read
IAN CAMPBELL By: /s/ Ian Campbell